EXHIBIT 99.1

Chi-Fu Trading Co., Ltd. Becomes Exclusive Distributor of The Delcath PHP System In Taiwan
Minimum Value To Delcath Expected To Be Approximately $10 Million
NEW YORK, Feb. 9 -- Delcath Systems, Inc. (Nasdaq: DCTH), a medical technology company testing its proprietary treatment system for primary and metastatic cancers to the liver, announced today the signing of its first research, distribution, sales and marketing agreement for its Percutaneous Hepatic Perfusion (PHP) System  (the Delcath PHP System™).  The agreement grants Chi-Fu Trading Co., Ltd. the exclusive right to market and sell the Delcath PHP System in Taiwan for hepatic malignancies and infectious disease upon Taiwan Food and Drug Administration (TFDA) approval, and any other approved use, with a conditional option for Singapore.

Under terms of the agreement, Chi-Fu will fund and manage clinical studies at up to four sites to gather data for submission to Taiwan government regulatory agencies for approval.  Any regulatory filings will be in the name of Delcath Systems, Inc.  For the clinical studies, Chi-Fu will purchase, at a discount, Delcath PHP Systems to treat up to 200 patients with hepatic cancer.  Any additional systems required will be sold at a confidential distributor price.  It is intended that at least two of the clinical study sites will become reference sites when the studies are completed.

Under the terms of the agreement, Delcath is to receive $1 million in milestone payments, comprised of $300,000 upon execution of the agreement and the balance upon receipt of the CE Mark and upon receipt of FDA approval. In addition Chi-Fu will be contractually committed to purchase a minimum number of systems annually during the term of the agreement, commencing when commercial sales begin in Taiwan. The term of the agreement extends for five years from the month when TFDA approval is received. The total value of the agreement to Delcath assuming receipt of the necessary approvals is estimated to be at least $10 million.

The terms of the agreement do not include Delcath providing any drugs used with the Delcath PHP System to Chi-Fu.  If during the term of this agreement, other indications for the Delcath PHP System are approved by the TFDA, Chi-Fu will have the right to distribute the Delcath PHP System in Taiwan for those indications as well.

According to Eamonn P. Hobbs, CEO of Delcath Systems, "This agreement is an important first step in bringing our proprietary technology to Asia, where the incidence of liver cancer and related hepatic disease is a major health issue and a leading cause of death.  In Taiwan, malignant neoplasms represent 29% of all deaths and as such, we view Taiwan as an excellent opportunity to seek approval to demonstrate the ability of the Delcath PHP System to help patients and improve outcomes. In addition, we look forward to working with Chi-Fu to identify additional indications for our targeted drug delivery platform technology. We believe the Chi-Fu agreement is a significant validation for the Delcath PHP System and we are continuing to pursue additional strategic partnerships to address other key Asian markets," Mr. Hobbs concluded.

According to Wayne Hsu, Managing Director of Chi-Fu and board member of Shing-Er Lii Hsu memorial foundation for the research of medical treatments, "Becoming the exclusive distributor in Taiwan of the Delcath PHP System is key in helping Chi-Fu and the foundation to achieve a number of its goals. Among these goals is our desire to bring innovative technology to the Taiwan medical community, to expand our current product offerings in the oncology segment, and lastly and most importantly, to support the government healthcare system efforts to potentially reduce the death rate and improve the quality of life for hepatic cancer patients. We further see this as the first step in building a strong partnership with Delcath as their platform technology is adapted to treat new cancers and other disease indications in the future."

About Delcath Systems, Inc.
Delcath Systems, Inc. is a medical device company specializing in cancer treatment. The Company is testing a proprietary, patented drug delivery system for the treatment of primary and metastatic liver cancers. Delcath's novel drug delivery platform is testing the delivery of ultra-high doses of anti-cancer drugs to the liver while preventing these high doses of drug from entering the patient's bloodstream.  Delcath is currently conducting a Phase III clinical trial and multi-arm Phase II clinical trial of the Delcath PHP System with melphalan in patients with liver cancers. The Company maintains a broad intellectual property portfolio on a worldwide basis including the U.S., Europe, Asia and Canada. For more information, please visit the Company's website at www.delcath.com.

About Chi-Fu Trading Co., Ltd.
Chi-Fu is a private company that has been serving the medical community in Taiwan since 1930.  As an importer and distributor of medical devices, medical equipment, pharmaceuticals, consumables and biotechnology products, Chi-Fu focuses its sales activities on hospitals and clinics, which represent 79% of their revenues. Other segments include drug stores and wholesalers.  Among the companies that Chi-Fu represents are AstraZeneca, Sanofi-Aventis, and Bausch & Lomb . In 2009 their revenues exceeded $60 million(USD). Chi-Fu is headquartered in Taipei City, with sales representation throughout Taiwan.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by the Company or on its behalf. This news release contains forward-looking statements, which are subject to certain risks and uncertainties that can cause actual results to differ materially from those described. Factors that may cause such differences include, but are not limited to, uncertainties relating to our ability to obtain TFDA approval and other necessary regulatory approvals, including the approval of the U.S. Food and Drug Administration of the Delcath PHP System and uncertainties regarding our ability to obtain financial and other resources for any research, development and commercialization activities. These factors, and others, are discussed from time to time in our filings with the Securities and Exchange Commission, including our recently filed prospectus supplement filed with the Securities and Exchange Commission on November 13, 2009 and our most recently filed Quarterly Report on Form 10-Q and our Annual Report on Form 10-K for our fiscal year ended December 31, 2008. You should not place undue reliance on these forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise these forward-looking statements to reflect events or circumstances after the date they are made.

Delcath PHP System™ is a trademark of Delcath Systems, Inc. All rights reserved.

Contact Information: Investor Contact: Doug Sherk/Barbara Domingo EVC Group 415-896-6820	Media Contact: Steve DiMattia EVC Group 646-201-5445